UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 4, 2007

UFood Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-134549	83-0483725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12516-52A Avenue
Surrey, British Columbia V3X 3K3
Canada

(Address of principal executive offices)	(Zip Code)

(604) 590-8199

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

As previously reported, effective of July 25, 2007, UFood Restaurant Group, Inc. (formerly UFood Franchise Company) (the “Registrant”) entered into a Term Sheet, as amended on August 24, 2007 and September 21, 2007 (the “Term Sheet”), with KnowFat Franchise Company, Inc. (together with its subsidiaries, “KnowFat”). KnowFat is a franchisor and operator of fast-casual food service restaurants and nutritional product retail stores that is capitalizing on the growing trend toward healthier living and eating. As contemplated by the Term Sheet, a newly-formed, wholly-owned subsidiary of the Registrant will merge with and into KnowFat (the “Merger”), as a result of which Registrant will acquire all of the issued and outstanding capital stock of KnowFat and KnowFat will become a wholly-owned subsidiary of the Registrant.

Also as reported previously, effective September 24, 2007, the Registrant closed on the offer and sale (the “Note Offering”) of $1,035,000 principal amount of its 9% Convertible Promissory Notes (“Investor Notes”) to a limited number of accredited investors and non-U.S. persons pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act and Regulation S under the Securities Act. Effective October 4, 2007, the Registrant closed on the offer and sale of an additional $965,000 principal amount of Investor Notes, as a result of which an aggregate of $2,000,000 principal amount of Investor Notes are issued and outstanding. The Investor Notes are unsecured, bear interest at the rate of 9% per annum, which interest begins to accrue from issuance, and are for a term of 180 days. At maturity, the entire unpaid principal amount and all accrued and unpaid interest will be paid to the holder, unless the Investor Note is converted. The Investor Notes will become convertible and will automatically convert, as to outstanding principal amount, plus accrued and unpaid interest, into units (“Units”) of the Registrant’s securities upon the closing of the Merger. In addition, the Investor Notes will become convertible into Units, at the option of the holder, 70 days after the earlier of (i) termination of the exclusivity period provided for in the Term Sheet, if the Merger has not closed by such date, or (ii) the date of termination or abandonment of the Merger prior to the end of the exclusivity period. Each Unit will consist of one share of common stock, par value $0.001 per share (“Common Stock”), of the Registrant and one-half of a Common Stock purchase warrant (“Warrant”). Each whole Warrant will be exercisable for five years and will entitle its holder to purchase one share of Common Stock at $1.25 per share. The Investor Notes will convert into Units at a conversion price of $0.50 per Unit.

If the Registrant defaults under the Investor Notes, the full principal amount of the Investor Notes, together with interest, will, at the holder’s option, become immediately due and payable in cash. In addition, commencing five days after the occurrence of any default that results in the eventual acceleration of the Investor Note, the interest rate will increase to 15% per annum, or such lower maximum amount of interest permitted to be charged under applicable law.

The Registrant used the $965,000 gross proceeds derived from its issuance of the additional Investor Notes to provide additional bridge financing (“Bridge Financing”) to KnowFat to enable KnowFat to meet its working capital requirements. The Registrant had previously provided $1,035,000 in Bridge Financing to KnowFat. The Bridge Financing, in the aggregate principal amount of $2,000,000, is evidenced by two Bridge Loan Promissory Notes (the “Bridge Notes”) and related documents. Each Bridge Note is unsecured, is for a term of 120 days from the respective closing of the Bridge Financing (September 24, 2007 and October 4, 2007), and bears interest at the rate of 9% per annum. All obligations under the Bridge Notes will be deemed repaid in full and canceled upon the closing of the Merger and the PPO.

KnowFat will begin making consecutive monthly interest only payments on each Bridge Note of accrued interest commencing 30 days from the closing of the Bridge Financing through its maturity date, at which time KnowFat will be required to repay the unpaid principal amount of the Bridge Note, together with accrued and unpaid interest.

A default by KnowFat under the Bridge Notes, including but not limited to the failure to close the Merger prior to the maturity date of the Bridge Notes, will cause an increase to the interest rate from 9% to 15% per annum, which increased interest rate will continue until all defaults are cured.

As a condition to consenting to the Merger and Bridge Loan, TD Banknorth, N.A., the senior lender to KnowFat, required the Registrant and KnowFat to execute a Subordination Agreement pursuant to which the Bridge Loan is expressly subordinated to the senior debt (currently aggregating approximately $1,200,000) held by the senior lender. As a result, if the Merger is not consummated, KnowFat will not be permitted to repay the Bridge Notes to the Registrant until all senior debt is paid in full to the senior lender. If the Bridge Notes are not repaid, the Registrant will not have the ability to repay the Investor Notes unless other proceeds become available to the registrant, of which there can be no assurance.

As previously reported, the Registrant engaged a placement agent for the Note Offering. For its services, the placement agent received a commission of 10% of funds raised from investors in the Note Offering, plus reimbursement of its expenses. In addition, the placement agent received warrants (“Brokers’ Warrants”) to purchase an aggregate of 800,000 shares of the Registrant’s common stock. The Brokers’ Warrants are exercisable for a term of seven years, at a price of $1.00 per share.

Section 2 - Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please see the discussion under Item 1.01 of this Report regarding the Investor Notes issued by the Registrant, which discussion is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UFood Franchise Company

Date: October 4, 2007	By:	/s/ Brent Hahn
Name: Brent Hahn
Title: President